REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Geokinetics Inc. and Subsidiaries;

We have audited Geokinetics Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).  Geokinetics Inc. and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting of Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assesses risk, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Geokinetics Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Geokinetics Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three years in the period ended December 31, 2008, and our report dated March 11, 2009 expressed an unqualified opinion thereon.

UHY LLP
Houston, Texas
March 11, 2009

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	December 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$13,341	$15,125
Restricted cash	9,921	1,358
Accounts receivable:
Trade, net of allowance for doubtful accounts of $3,944 and $1,271 as of December 31, 2008 and 2007, respectively	73,803	57,425
Unbilled	11,244	6,201
Other	6,706	4,192
Inventories	1,412	600
Deferred costs	25,372	4,860
Prepaid expenses and other current assets	9,002	7,335
Total current assets	150,801	97,096
Property and equipment	269,836	231,105
Less: Accumulated depreciation and amortization	(64,551)	(53,804)
Property and equipment, net	205,285	177,301
Other assets:
Goodwill	73,414	73,414
Intangible assets, net	2,656	3,767
Investments, at cost	6,163	984
Deferred financing costs, net	1,038	880
Other assets, net	359	879
Total other assets	83,630	79,924
Total assets	$439,716	$354,321

See accompanying notes to the consolidated financial statements.

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

LIABILITIES, MEZZANINE
AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2008	2007
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$33,096	$19,560
Accounts payable	49,056	19,379
Accrued liabilities	29,968	25,949
Deferred revenue	29,995	14,562
Income taxes payable	1,601	5,010
Total current liabilities	143,716	84,460
Long-term debt and capital lease obligations, net of current portion	57,850	60,352
Deferred income taxes	13,608	16,521
Other liabilities	-	1,097
Total liabilities	215,174	162,430
Commitments and contingencies	-	-
Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 391,629 shares issued and outstanding as of December 31, 2008 and 247,529 shares issued and outstanding as of December 31, 2007	94,862	60,926
Total mezzanine equity	94,862	60,926
Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 10,580,601 shares issued and 10,470,233 shares outstanding as of December 31, 2008 and 10,471,944 shares issued and 10,315,982 shares outstanding as of December 31, 2007	106	105
Additional paid-in capital	188,940	191,212
Accumulated deficit	(59,386)	(60,372)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	129,680	130,965
Total liabilities, mezzanine and stockholders’ equity	$439,716	$354,321

See accompanying notes to the consolidated financial statements.

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share data)

	Year Ended December 31,
	2008	2007	2006
Revenue:
Seismic acquisition	$462,576	$346,829	$217,997
Data processing	12,022	10,848	7,186
Total revenue	474,598	357,677	225,183
Expenses:
Seismic acquisition	361,377	280,238	177,009
Data processing	8,861	10,562	8,780
Depreciation and amortization	48,990	32,352	12,965
General and administrative	39,341	35,717	17,525
Total expenses	458,569	358,869	216,279
Loss on disposal of property and equipment	(1,255)	(1,556)	(798)
Gain on insurance claim	1,125	2,128	2,145
Income (loss) from operations	15,899	(620)	10,251
Other income (expenses):
Interest income	815	1,017	479
Interest expense	(6,991)	(9,265)	(11,298)
Loss on redemption of floating rate notes	-	(6,936)	-
Warrant expense	-	-	(376)
Foreign exchange gain (loss)	835	1,574	(231)
Other, net	(304)	546	233
Total other income (expenses), net	(5,645)	(13,064)	(11,193)
Income (loss) before income taxes	10,254	(13,684)	(942)
Provision for income taxes:
Current expense	12,186	2,245	2,414
Deferred expense	(2,918)	7	820
Total provision for income taxes	9,268	2,252	3,234
Net income (loss)	986	(15,936)	(4,176)
Returns to preferred stockholders:
Dividend and accretion costs	(6,325)	(4,866)	(206)
Loss applicable to common stockholders	$(5,339)	$(20,802)	$(4,382)
For Basic and Diluted Shares:
Loss per common share	$(0.51)	$(2.44)	$(0.81)
Weighted average common shares outstanding	10,389,969	8,512,862	5,384,388)

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND OTHER COMPREHENSIVE INCOME
(In thousands, except share data)

					Accumulated	Total
	Common		Additional		Other	Stockholders
	Shares	Common	Paid-In	Accumulated	Comprehensive	Equity
	Issued	Stock	Capital	Deficit	Income (Loss)	(Deficit)
Balance at December 31, 2005	5,350,309	535	38,588	(40,260)	(13)	(1,150)
Exercise of options	193,062	16	219	—	—	235
Stock-based compensation	—	—	1,627	—	—	1,627
Effect of reverse stock split	—	(496)	496	—	—	—
Restricted stock issued	189,900	2	—	—	—	2
Reclassification of temporary equity and warrants	—	—	32,223	—	—	32,223
Accretion of preferred issuance costs	—	—	(6)	—	—	(6)
Accrual of preferred dividend	—	—	(200)	—	—	(200)
Costs of issuance of common stock	(44)	—	(21)	—	—	(21)
Currency translation adjustment	—	—	—	—	61	61
Net loss	—	—	—	(4,176)	—	(4,176)
Balance at December 31, 2006	5,733,227	57	72,926	(44,436)	48	28,595
Exercise of options	94,500	1	595	—	—	596
Stock-based compensation	—	—	3,714	—	—	3,714
Restricted stock issued	79,010	1	—	—	—	1
Issuance of common stock	4,565,207	46	127,671	—	—	127,717
Costs of issuance of common stock	—	—	(8,828)	—	—	(8,828)
Accretion of preferred issuance costs	—	—	(138)	—	—	(138)
Accrual of preferred dividend	—	—	(4,728)	—	—	(4,728)
Currency translation adjustment	—	—	—	—	(28)	(28)
Net loss	—	—	—	(15,936)	—	(15,936)
Balance at December 31, 2007	10,471,944	105	191,212	(60,372)	20	130,965
Exercise of options	84,863	1	577	—	—	578
Stock-based compensation	—	—	1,934	—	—	1,934
Restricted stock issued	23,794	—	—	—	—	—
Issuance of common stock/warrants	—	—	1,547	—	—	1,547
Costs of issuance of common stock	—	—	(5)	—	—	(5)
Accretion of preferred issuance costs	—	—	(184)	—	—	(184)
Accrual of preferred dividend	—	—	(6,141)	—	—	(6,141)
Currency translation adjustment	—	—	—	—	—	—
Net loss	—	—	—	986	—	986
Balance at December 31, 2008	10,580,601	$106	$188,940	$(59,386)	$20	$129,680

See accompanying notes to the consolidated financial statements.

GEOKINETICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unless otherwise noted)

	Year Ended December 31,
	2008	2007		2006
OPERATING ACTIVITIES
Net income (loss)	$986	$(15,936	) $	(4,176)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	48,990	32,352		12,965
Loss on redemption of floating rate notes and amortization of deferred financing costs	336	7,811		(4,608)
Stock-based compensation	1,934	3,714		1,627
Loss (gain) on sale of assets and insurance claims	130	(572)		(1,347)
Conversion of bridge loan interest to preferred stock	—	—		2,171
Deferred income taxes	(2,918)	7		781
Changes in operating assets and liabilities:
Restricted cash	(8,563)	297		(1,272)
Accounts receivable	(23,935)	(3,003)		(17,095)
Prepaid expenses and other assets	(23,988)	(2,788)		(2,348)
Accounts payable	29,677	(24,808)		19,973
Accrued liabilities, deferred revenue and other liabilities	14,948	8,225		5,920
Net cash provided by operating activities	37,597	5,299		12,591
INVESTING ACTIVITIES
Proceeds from disposal of property and equipment and insurance claim	3,047	3,939		40
Purchases and acquisition of property and equipment	(40,289)	(58,413)		(24,882)
Purchases of property and equipment under capital lease obligations	—	—		(278)
Oil and gas interests obtained in conjunction with seismic surveys	(6,101)	—		—
Purchase of Grant Geophysical, net of cash acquired	—	—		(112,750)
Net cash used in investing activities	(43,343)	(54,474)		(137,870)
FINANCING ACTIVITIES
Proceeds from issuance of debt	223,847	198,455		284,060
Preferred stock conversion premium	—	—		(1,100)
Proceeds from exercised options and restricted stock	593	596		237
Proceeds from stock issuance, net	29,137	118,889		—
Payments on capital lease obligations and vendor financing	(29,192)	(8,845)		(7,747)
Payments on debt	(220,423)	(151,856)		(140,829)
Redemption of floating rate notes	—	(113,315)		—
Net cash provided by financing activities	3,962	43,924		134,621
Effects of exchange rate changes on cash and cash equivalents	0	(28)		61
Net (decrease) increase in cash	(1,784)	(5,279)		9,403
Cash at beginning of year	15,125	20,404		11,001
Cash at end of year	$13,341	$15,125		$20,404

Supplemental disclosures of cash flows information (in thousands):

	Year ended December 31,
	2008	2007	2006
Effect of reverse stock split	$-	$-	$496
Purchases of property and equipment under capital lease obligations and vendor financings, net of down payments	36,807	36,264	6,620
Purchases of property and equipment through trade-in of equipment	-	-	1,200
Conversion of long-term debt to preferred stock	-	-	57,171
Trace purchase price adjustments	-	-	1,929
Reclassification of temporary equity and warrants	-	-	32,223
Interest paid (includes $3.3 million for redemption of floating rate notes in 2007)	6,769	11,926	2,301
Income taxes paid	7,284	392	2,416

See accompanying notes to the consolidated financial statements.

NOTE 1: Organization

Geokinetics Inc. (collectively with its subsidiaries, the “Company”), a Delaware corporation, founded in 1980, is based in Houston, Texas. The Company is a global provider of seismic data acquisition services and leader in land, marsh and swamp (“Transition Zone”) and shallow water environments to the oil and natural gas industry.  In addition, the Company provides seismic data processing and interpretation services to complement its data acquisition services. Seismic data is used by oil and natural gas exploration and production (“E&P”) companies to identify and analyze drilling prospects and maximize successful drilling. The Company, which has been operating in some regions for over twenty years, provides seismic data acquisition services in the Gulf Coast, Mid-Continent, California, Appalachian and Rocky Mountain regions of the United States, Western Canada, Canadian Arctic, as well as internationally in Central and South America, Africa, the Middle East, Australia/New Zealand and the Far East. The Company primarily performs three-dimensional (“3D”) seismic data surveys for customers in the oil and natural gas industry, which include many national oil companies, major international oil companies and smaller independent E&P companies.  The Company’s crews performing the surveys are scalable and specifically configured for every project.  In addition, the Company performs a significant amount of work for seismic data library companies that acquire seismic data to license to E&P companies rather than for their own use.

NOTE 2: Policies Basis of Presentation and Significant Accounting

Principles of Consolidation

The consolidated financial statements include the accounts of Geokinetics Inc. and its wholly-owned subsidiaries. All significant intercompany items and transactions have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of short-term investments, primarily certificates of deposit, carried at cost, which approximate market value.  Restricted cash serves as collateral for standby letters of credit and performance guarantees that provide financial assurance the Company will fulfill its obligations related primarily to international contracts.  Due to acquisition contract requirements for the start up of a new acquisition survey in Egypt, the Company’s restricted cash at December 31, 2008, was $9.9 million as compared to $1.4 million at December 31, 2007.

Allowance for Doubtful Accounts

The Company performs credit evaluations of its customers’ current credit worthiness, as determined by the review of available credit information. Such credit losses have historically been within expectations and the provisions established by the Company. The cyclical nature of the Company’s industry may affect the Company’s customers’ operating performance and cash flows, which could impact the Company’s ability to collect on these obligations. Additionally, some of the Company’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact the Company’s ability to collect receivables.  The Company reviews accounts receivable on a quarterly basis to determine the reasonableness of the allowance.  Provisions for doubtful accounts were $3.5, $1.0 and $0.8 million and write-offs against the allowance for doubtful accounts were $0.9, $0.4 and $0.1 million for the years ended December 31, 2008, 2007, and 2006, respectively.  The allowance for doubtful accounts was $3.9 and $1.3 million at December 31, 2008, and 2007, respectively.

 Inventories

Inventories include only items necessary for the Company to provide seismic data acquisition services to its customers, and are carried at cost.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment acquired in a business combination is recorded at fair value at the date of acquisition. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets or the lesser of the lease term, as applicable. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in operations.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future  net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds either the fair value or the estimated discounted cash flows of the assets, whichever is more readily measurable. At December 31, 2008 and 2007, management deemed no such assets were impaired.

            Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the assets acquired net of the fair value of liabilities assumed. Statements of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires  intangible assets with indefinite lives, including goodwill, be evaluated on an annual basis for impairment or more frequently if an event occurs or circumstances change which could potentially result in an impairment.

The impairment test requires the allocation of goodwill and all other assets and liabilities to reporting units. If the fair value of the reporting unit is less than the book value (including goodwill), then goodwill is reduced to its implied fair value and the amount of any write-down is reflected in operations. All of the Company’s goodwill is related to its data acquisition segment.  While this segment consists of various geographical markets, the Company has concluded that it has only one reporting unit for purposes of the impairment test. The Company performs impairment tests on the carrying value of its goodwill on an annual basis as of December 31st.  Historically, the Company has used the Income Approach or the Discounted Cash Flow Method, which focuses on expected cash flows. In applying this approach, the expected cash flow is projected based on assumptions regarding revenues, direct costs, general and administrative expenses, depreciation, applicable income taxes , capital expenditures and working capital requirements for a finite period of years, which was five years in the Company’s test. The projected cash flows and the terminal value, which is an estimate of the value at the end of the finite period and assumes a long-term growth rate, are then discounted to present value to derive an indication of the value of the reporting unit. For the Company’s annual assessment as of December 31, 2008, due to the economic conditions affecting the industry, the Company also utilized the Subject Company Valuation Method, which makes a comparison of the Company’s projections to reasonably similar publicly traded companies.  In weighting the results of the various valuation approaches, the Company placed more emphasis on the income approach.  For the years ended December 31, 2007 and 2008, the Company’s annual impairment test indicated the fair value of its reporting unit’s goodwill exceeded the carrying amount.

Intangible assets that do not have indefinite lives are amortized over their estimated useful lives and also reviewed for impairment at least annually. No impairment was deemed necessary.

The Company’s intangible assets, excluding goodwill, consists of customer relationships acquired through the acquisition of Trace Energy Services, Ltd. (“Trace”) in December 2005 originally valued at $1.2 million and customer relationships and data library acquired through the acquisition of Grant Geophysical, Inc (“Grant”) in September 2006 originally valued at $2.4 million and $2.4 million, respectively.

At December 31, 2008 and 2007, the Company’s intangible assets are presented at a net book value of approximately $2.7 million and $3.8 million, respectively, with accumulated amortization of  $3.4 million and $2.3 million.

Investments

The Company’s subsidiary in Colombia is engaged in two joint venture agreements to provide drilling, shooting and recording of 3D seismic services, whereby the Company will be entitled to royalties equivalent to 3.2% and 2.0% respectively, of the net profits on 100% of the production of petroleum substances from any successful wells over the contracted areas. Both ventures are in the development stage.  The Company’s subsidiary in Australia completed a survey in 2008 whereby it will receive multiple opportunities for future revenues as determined by interest in the area surveyed or successful drilling efforts in exchange for reduced initial acquisition costs.  The Company accounts for such investments using the cost method of accounting.

Deferred Financing Costs

Deferred financing costs include costs related to the issuance of debt which are amortized to interest expense using the straight-line method, which approximates the interest method, over the maturity periods of the related debt.

During 2008, the Company amortized $0.4 million of deferred financing costs.

             Income Taxes

The Company follows SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns.

Under this method, deferred tax assets and liabilities are computed using the liability method based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

A valuation allowance is provided, if necessary, to reserve the amount of net operating loss and tax credit carryforwards which the Company may not be able to use as a result of the expiration of maximum carryover periods allowed under applicable tax codes.

            Fair Values of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”) as it relates to financial assets and financial liabilities.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principals and expands disclosures about fair value measurements.  The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions developed based on market data obtained from independent sources (observable inputs) and an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).  The fair value hierarchy consists of three board levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – Inputs that are both significant to the fair value measurement and unobservable.

Financial Instruments

Financial instruments are recorded at fair values.  The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions.  Accordingly, certain fair values may not represent actual values of the financial instruments that could have been realized as of December 31, 2008 or that will be realized in the future and do not include expenses that could be incurred in an actual sale or settlement.  The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable and short-term debt approximate their fair value due to the short maturity of those instruments.  The carrying amount of long-term debt approximates fair value.  Due to the recent market events and the recent trading range of the Company’s common stock, the Company believes the fair value of its preferred stock to be approximately $66.0 million.

            Revenue Recognition

The Company’s services are provided under cancelable service contracts. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” or “term” agreements or a combination of the two. Under turnkey agreements or the turnkey portions thereof, the Company recognizes revenue based upon output measures as work is performed. This method requires that the Company recognize revenue based upon quantifiable measures of progress, such as square miles or linear kilometers shot. With respect to those contracts where the customer pays separately for the mobilization of equipment, the Company recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same performance method as for the acquisition work.  The Company also receives revenue for certain third party charges under the terms of the service contracts. The Company records amounts billed to customers in revenue as the gross amount including third party charges, if applicable, that are paid by the customer. The Company’s turnkey or term contracts do not contain cancellation provisions, which would prevent the Company from being compensated for work performed prior to cancellation due to milestones not being met or work not being performed within a particular timeframe. In some instances, customers are billed in advance of work performed and the Company recognizes the liability as deferred revenue.

As a result of the nature of the Company’s services, the Company from time to time engages with customers in renegotiations or revisions of service contracts, which represent contingent revenues that are recognized only when the amounts have been received or awarded.  Deferred revenue consists primarily of customer payments made in advance of work done, milestone billings and mobilization revenue amortized over the term of the related contract.

            Foreign Exchange Gains and Losses

The U.S. dollar is the Company’s primary functional currency in all foreign locations with the exception of the Company’s United Kingdom (“UK”) operation. In accordance with SFAS No. 52, Foreign Currency Translation, those foreign entities (other than the UK) translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition, while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Re-measurement gains and losses are included in the determination of net income (loss) and are reflected in “Other income (expenses)” in the accompanying consolidated statements  of operations. The UK subsidiary uses the UK sterling as the functional currency and translates all monetary assets and liabilities at year-end exchange rates, and operating results at average exchange rates prevailing during the year. Adjustments resulting from the translation of UK assets and liabilities are presented as “Accumulated Other Comprehensive Income (Loss)” in the accompanying consolidated statements of stockholders’ equity (deficit) and other comprehensive income (loss) (See Note 7).

Effective January 1, 2007, changed its functional currency from the Canadian dollar to the U.S. dollar.  Accumulated Other Comprehensive Income (Loss) reported in the consolidated statements of stockholders’ equity (deficit) and other comprehensive income (loss) before January 1, 2007, totaled approximately $48,000 of cumulative foreign currency translation adjustment related to the Canadian subsidiary prior to changing the functional currency.

Effective January 1, 2008, the functional currency of the UK subsidiary was changed from the UK sterling to the U.S. dollar.  Accumulated Other Comprehensive Income (Loss) reported in the consolidated statements of stockholder’s equity (deficit) and other comprehensive income (loss) before January 1, 2008, totaled approximately ($20,000) of cumulative foreign currency translation adjustment related to the UK subsidiary prior to changing the functional currency.

Income (Loss) Per Common Share

The Company presents earnings per share in accordance with SFAS No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are similar to the previously reported fully diluted earnings per share. Basic income (loss) per common share is computed based on the weighted average number of common shares outstanding during the respective years. Stock options, stock warrants and convertible preferred stock are included in the calculation of diluted income (loss) per common share.

            Stock-Based Compensation

The Company adopted SFAS No. 123(R), Share-Based Payment, effective January 1, 2006. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values. Compensation cost for awards granted prior to, but not vested, as of January 1, 2006, would be based on the grant date attributes originally used to value those awards for pro forma purposes under SFAS No. 123, Accounting for Stock-Based Compensation. The Company adopted SFAS No. 123(R) using the modified prospective transition method, utilizing the Black-Scholes option pricing model for the calculation of the fair value of employee stock options. Under the modified prospective method, the Company would record compensation cost related to unvested stock awards at December 31, 2005, by recognizing the unamortized grant date fair value of these awards over the remaining vesting periods of those awards with no change in historical reported earnings.

            The weighted average estimated fair value of options granted during the years ended December 31, 2007 and 2006 was $11.62 and $30.10, respectively.  The Company did not issue stock options in 2008.  The fair value of each option granted is estimated on the date of grant, using the Black-Scholes option pricing model.  The model assumes the following volatility and risk-free interest rates:

	2008	2007	2006
Volatility	N/A	57%	159%
Risk-free interest rate	N/A	3.62%	4.51%

            As the Company has not declared dividends on its common stock since it became a public entity, no dividend yield was used. The expected life of the options granted is a weighted average term of 6 years and 10 years for 2007 and 2006.

Research and Development Costs

Research and development costs are expensed as incurred as data processing expenses and totaled approximately $776,000, $1,012,000 and $1,082,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Advertising Costs

Advertising and promotional costs are expensed as incurred. Total advertising and promotional expenses for the years ended December 31, 2008, 2007 and 2006 were approximately $1,079,000, $573,000, and $390,000, respectively.

Use of Estimates

Management uses estimates and assumptions in preparing consolidated financial statements in accordance with accounting principles generally accepted in the U.S. Those estimates and assumptions are included in the Company’s consolidated financial statements and accompanying notes. The more significant areas requiring the use of management estimates relate to accounting for contracts in process, evaluating the outcome of uncertainties involving claims against or on behalf of the Company, determining useful lives for depreciation and amortization purposes, cash flow projections and fair values used in the determination of asset impairment. While management believes current estimates are reasonable and appropriate, actual results could differ materially from current estimates.

Reclassifications and Additional Disclosures

Certain reclassifications of previously reported information have been made to conform to the current year presentation.

On November 3, 2006, the Company completed a reverse stock split of the Company’s common stock outstanding at a ratio of one share for every ten shares. All share amounts and per share amounts for all periods presented have been adjusted to reflect the reverse split.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair measurements.  This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.  SFAS No. 157 became effective as of January 1, 2008.  In February 2008, the FASB issued FASB Staff Positions (“FSP”) No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and FSP No. 157-2, “Effective Date of FASB Statement No. 157”. FSP No. 157-1 amends SFAS No. 157 to exclude SFAS No. 13, “Accounting for Leases,” and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until the beginning of the first quarter of 2009.  The Company adoption of SFAS 157 has not had a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115.”  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  The adoption of SFAS No. 159, has not had a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  SFAS 141(R) established revised principles and requirements for how the Company will recognize and measure assets and liabilities acquired in a business combination. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  The Statement is effective for business combinations completed on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which begins January 1, 2009 for the Company.  The adoption of SFAS 141(R) is expected to have an impact on the Company’s results from operations as the use of fully valued net operating loss carry forwards will reduce income tax expense rather than reduce goodwill.

NOTE 3: Segment Information

Description of Reportable Segments

The Company has two reportable segments:  seismic data acquisition and seismic data processing and interpretation.  The Company further breaks down its seismic data acquisition segment into two geographic reporting units:  North American seismic data acquisition and international seismic data acquisition.  The North American and international seismic data acquisition reporting units acquire data for customers by conducting seismic shooting operations in the Gulf Coast, Mid-Continent, California, Appalachian and Rocky Mountain regions of the United States, Western Canada, Canadian Arctic, Central and South America, Africa, the Middle East, Australia/New Zealand and the Far East. The data processing and interpretation segment operates processing centers in Houston, Texas and London, United Kingdom to process seismic data for oil and gas exploration companies worldwide.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the segments are the same as those described in Note 2:  “Basis of Presentation and Significant Accounting Policies.” The Company evaluates performance based on earnings or loss before interest, taxes, other income (expense) depreciation and amortization. There are no inter-segment sales or transfers.

Factors Management Used to Identify Reportable Segments

The Company’s reportable segments are strategic business units that offer different services to customers. Each segment is managed separately, has a different customer base, and requires unique and sophisticated technology.

The following table sets forth significant information concerning the Company’s reportable segments and geographic reporting units at and for the years ended December 31, 2008, 2007 and 2006. North American data acquisition operations accounted for 37%, 47%, and 72% of total revenue for the years ended December 31, 2008, 2007 and 2006, respectively, and International data acquisition operations accounted for 60%, 50%, and 25% of total revenue for the years ended December 31, 2008, 2007 and 2006, respectively. Data processing operations accounted for 3%, 3%, and 3% of total revenue for the years ended December 31, 2008, 2007 and 2006, respectively.

	As of and for the Year Ended December 31, 2008
	Data Acquisition		Data
	North America	International	Processing	Corporate	Total
	(in thousands)
Revenue	$177,448	$285,128	$12,022	$-	$474,598
Segment income (loss)	$15,474	$18,738	$1,135	$(34,361)	$986
Segment assets	$113,757	$299,055	$7,307	$19,597	$439,716

	As of and for the Year Ended December 31, 2007
	Data Acquisition		Data
	North America	International	Processing	Corporate	Total
	(in thousands)
Revenue	$166,592	$180,237	$10,848	$-	$357,677
Segment income (loss)	$12,515	$16,921	$(1,502)	$(43,870)	$(15,936)
Segment assets	$143,669	$191,870	$7,122	$11,660	$354,321

	As of and for the Year Ended December 31, 2006
	Data Acquisition		Data
	North America	International	Processing	Corporate	Total
	(in thousands)
Revenue	$163,153	$54,844	$7,186	$-	$225,183
Segment income (loss)	$10,230	$7,721	$(2,993)	$(19,134)	$(4,176)
Segment assets	$104,149	$165,116	$6,214	$24,154	$299,633

NOTE 4: Debt and Capital Lease Obligations

Long-term debt and capital lease obligations were as follows (in thousands):

	December 31,	December 31,
	2008	2007
	(In thousands)

Revolving credit lines-LIBOR plus 3.0% or prime plus 1.5%	$43,979	$40,537
Capital lease obligations—7.08% to 12.68%	27,990	28,229
Notes payable from vendor financing arrangements—7.94% to 11.69%	18,977	11,146
	90,946	79,912
Less: current portion	(33,096)	(19,560)
	$57,850	$60,352

    Revolving Credit Facilities

On June 12, 2006, the Company and four of its subsidiaries (collectively, the “Borrowers”) completed the closing of a credit facility under the terms of a Revolving Credit, Term Loan and Security Agreement (collectively, the “Credit Agreement”) dated as of June 8, 2006 with PNC Bank, National Association (“PNC”), as lender.  The Borrowers pledged as security the assets of the Company to PNC.  The Credit Agreement contains certain restrictive covenants limiting the Company’s ability to incur additional debt and purchase additional assets.  On September 8, 2006, the $12.0 million term credit facility had a balance of $11.6 million outstanding and was fully paid off and no amounts were outstanding under the revolving credit facility.  This Credit Agreement has been amended several times to among other things increase the revolving credit and expenditures facilities.

The financial covenants for the credit facility include the following:  the Company must maintain (i) net worth (defined as assets less liabilities in accordance with generally accepted accounting principles in the United States of America) of not less than $175.0 million and (ii) a fixed charge coverage ratio of not less than 1.10 to 1.0.  Other covenants include:  (1) no mergers or sale of assets without reinvestment; (2) no conflicting liens on the collateral; (3)  no guarantees of other indebtedness; (4) investments are permitted as to only specified forms of investments; (5) capital expenditures are limited; (6) no dividends other than dividends on preferred stock; (7) no additional indebtedness except as permitted by the credit facility; (8) no changes in business activities; (9) no changes in constituent documents; (10) no prepayment of debt except under certain circumstances; (11) no material adverse change; and (12) no change of control.

The amount available to borrow under the revolver is dependent upon the calculation of a monthly borrowing base that is composed of eligible accounts receivables and eligible fixed assets.  The borrowing base can fluctuate from time to time due to fluctuations in accounts receivable balances.

Additionally, a portion of the borrowing base is composed of eligible fixed assets.  Based on the Company’s borrowing base at December 31, 2008, the Company had available credit under this facility of $63.0 million reduced by standby letters of credit totaling $2.3 million issued by PNC under the revolver.  At December 31, 2008, the Company had a balance of $44.0 million drawn under the revolver.  Amounts available to be drawn under the revolver are subject to borrowing base limitations; therefore, the Company may not always have access to the maximum amount.  The rate of the PNC facility is currently the prime rate plus 1.5%.

The Company further amended the Credit Agreement with PNC on February 11, 2009.  Among other things, the amended agreement increased the Company’s borrowing base that can come from eligible fixed assets to $55.0 million and deferred any reductions to this new amount until June 30, 2009, at which time, the amount of the borrowing base that can come from eligible fixed assets will be reduced by $0.9 million per month until maturity.  Once started, the reduction will affect only the amount of the borrowing base that can come from eligible fixed assets and will not reduce the overall amount of the revolver.  Based on the current borrowing base calculation, the Company has immediate access to the maximum availability of $70.0 million.

Capital Lease Obligations

In July 2006, Geokinetics USA, Inc. (formerly Quantum Geophysical, Inc.), a wholly-owned subsidiary of the Company, entered into an equipment lease agreement with CIT Group/Equipment Financing, Inc. (“CIT”).  The parties entered into the lease with respect to the purchase of seismic data acquisition equipment.  The term of the lease is three years, with a purchase option at the expiration of the lease term.  The original amount of the lease was approximately $6.0 million and monthly payments were approximately $190,000.  In August 2008, the Company reduced the principal amount of this lease to $2.2 million and refinanced this equipment lease with a new facility from CIT in the amount $5.0 million at a rate of 8.26% per annum for 24 months yielding $2.8 million of new funds to the Company.  The unpaid balance of this lease as of December 31, 2008 was approximately $4.2 million.

On November 8, 2007, the Company entered into an additional capital lease facility with CIT Equipment/Financing, Inc. with a commitment of $25.0 million.  The interest rate was based on the three (3) or four (4) year swap rate reported by the Federal Reserve plus 325 basis points or 3.25%.  Initially, the Company executed four (4) equipment schedules totaling approximately $16.0 million with an interest rate of 7.72% and monthly payments totaling approximately $0.5 million.  On December 21, 2007, the Company executed an additional four (4) equipment schedules totaling $9.0 million with an interest rate of 7.36% and monthly payments totaling approximately $0.3 million. The balance at December 31, 2008 was $16.9 million.

In April 2008, the Company entered into an additional equipment lease agreement with CIT for up to $10.0 million to finance seismic equipment purchases for its shallow water ocean bottom cable (“OBC”) operations in Australia.  As of December 31, 2008, the Company executed two equipment schedules totaling approximately $9.9 million with an interest rate ranging from 7.08% to 7.64% and monthly payments totaling approximately $0.4 million.  The unpaid balance of these schedules at December 31, 2008 was approximately $6.9 million.  The equipment securing this lease has moved to Angola, which required a waiver to move the equipment out of Australia.  The current waiver expires on April 30, 2009.  At this time, the Company does not know whether it will receive an extension on this waiver.  If the waiver is not extended, the Company may have to put in place a standby letter of credit estimated at approximately $4 million in order for the equipment to remain outside of Australian waters.

    Other

From time to time, the Company enters into vendor financing arrangements to purchase certain equipment.  The equipment purchased from these vendors is paid over a period of time.  The total balance of vendor financing arrangements at December 31, 2008 was approximately $19.0 million.

The Company maintains various foreign bank overdraft facilities used to fund short-term working capital needs.  At December 31, 2008, there were no outstanding balances under these facilities and the Company had approximately $9.0 million of availability.

            Future Maturities

At December 31, 2008, future maturities (principal only) of long-term debt, capital lease obligations and notes payable are as follows (in thousands):

For the Years Ending December 31	Long Term Debt (1)	Capital Lease Obligations	Notes Payable	Total
2009	$-	$15,821	$17,275	$33,096
2010	-	12,167	1,341	13,508
2011	-	2	361	363
2012	43,979	-	-	43,979
2013	-	-	-	-
	$43,979	$27,990	$18,977	$90,946

(1)Includes principal balance only at maturity for PNC Revolver outstanding as of December 31, 2008.

At December 31, 2008, the Company was in compliance with all covenants.

NOTE 5: Common and Preferred Stock

           Common Stock

The holders of common stock have full voting rights on all matters requiring stockholder action, with each share of common stock entitled to one vote.  Holders of common stock are not entitled to cumulate votes in elections of directors.  No stockholder has any preemptive right to subscribe to an additional issue of any stock or to any security convertible into such stock.

In addition, as long as any shares of the Series B Preferred Stock discussed below are outstanding, the Company may not pay or declare any dividends on common stock unless the Company has paid, or at the same time pays or provides for the payment of, all accrued and unpaid dividends on the Series B Preferred Stock.  In addition, the credit facility restricts the Company’s ability to pay dividends on common stock.  No dividends on common stock have been declared for any periods presented.

As part of the Trace acquisition in December 2005, the Company issued 274,105 warrants at an exercise price of $20.00, which expire on December 1, 2010.  As part of the issuance of Series B Preferred Stock on July 28, 2008, the Company issued 240,000 warrants at an exercise price of $20.00, which expire on July 28, 2013.

Preferred Stock

On December 15, 2006, in connection with the repayment of the $55.0 million subordinated loan, the Company issued 228,683 shares of its Series B Preferred Stock, $10.00 par value, pursuant to the terms of the Securities Purchase Agreement dated September 8, 2006, with Avista Capital Partners, L.P. (“Avista”), an affiliate of Avista and another institutional investor.  On July 28, 2008, the Company issued 120,000 shares of its Series B Preferred Stock, $10.00 par value and warrants to purchase 240,000 shares of Geokinetics common stock to Avista and an affiliate of Avista for net proceeds of $29.3 million.  The Company recorded the preferred stock net of the fair value of the warrants issued and recorded the warrants as additional paid in capital.  The value of the warrants will accrete back to the preferred stock through December 2014.  The preferred stock is presented as mezzanine debt due to the characteristics described below:

Each holder of Series B Preferred Stock is entitled to receive cumulative dividends at the rate of 8.0% per annum on the liquidation preference of $250.00 per share, compounded quarterly.  At the Company’s option through October 31, 2011, dividends may be paid in additional shares of Series B Preferred Stock.  After such date, dividends are required to be paid in cash if declared.

Each holder of Series B Preferred Stock, in the event of the Company’s liquidation, is entitled to a preference over the holders of shares of common stock, equal to $250.00 per share, subject to certain adjustments, plus any accrued dividends.

    After March 31, 2014, holders of not less than a majority of outstanding shares of Series B Preferred Stock may require payment, upon written notice of the redemption of all outstanding shares of Series B Preferred Stock, in cash, at a price equal to $250.00 per share, plus any accrued dividends.

The Series B Preferred Stock is initially convertible into 10 shares of the Company’s common stock at the option of the holder, subject to adjustment, from time to time, on the terms described in the Company’s certificate of incorporation.

At the Company’s option, each share of Series B Preferred Stock is convertible into shares of common stock, immediately upon the sale of common stock at a price per share yielding net proceeds to the Company of not less than $35.00 per share in an under written public offering pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), which provides net proceeds to the Company and selling stockholders, if any, of not less than $75,000,000.

As long as at least 55,000 shares of Series B Preferred Stock are outstanding, the consent of the holders of a majority of the Company’s Series B Preferred Stock is required to, among other things, make any material change to the Company’s certificate of incorporation or by-laws, declare a dividend on the Company’s common stock, enter into a business combination, increase or decrease the six of its board of directors and they are allowed to elect one member of the board of directors.

If the Company authorizes the issuance and sale of additional shares of its common stock other than pursuant to an underwritten public offering registered under the Securities Act, or for non-cash consideration pursuant to a merger or consolidation approved by its board of directors, the Company must first offer in writing to sell to each holder of its Series B Preferred Stock an equivalent pro rata portion of the securities being issued.

Dividends on the Series B Preferred Stock have been paid in kind exclusively to date.

NOTE 6: Employee Benefits

Stock-Based Compensation

The Company adopted the 2007 Stock Awards Plan (“2007 Plan”) during May 2007 and the 2002 Stock Awards Plan (“ 2002 Plan”) during March 2003.  Both Plans provide for granting of (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) phantom stock awards or (vi) any combination of the foregoing to directors, officers and select employees.  The Company is authorized to grant a total of 1,550,000 shares of common stock under these two plans:  750,000 shares under the 2007 Plan and 800,000 shares under the 2002 Plan.  At December 31, 2008, approximately 356,485 shares remain available for grant under the 2007 Plan and 113,507 shares under the 2002 Plan.  Stock option exercises and restricted stock are funded through the issuance of new common shares.

Stock Options

The Company granted both incentive stock options and non-qualified stock options to employees and non-employee directors.  The incentive stock options awarded in December 2007 have contractual terms of six years and vest over four years starting November 15, 2008, in increments of 15%, 15%, 30% and 40%.  These options have a strike price of $28.00 per share.  For the non-qualified stock options awarded in December 2005 with an exercise price of $12.50, the contractual terms of 10 years was modified in December 2007 to three years and one month or the options were repriced to an exercise price of $20.00, the market price on the date of award, to address deferred compensation issues, but the options were fully vested when the contractual term was modified.  The remaining incentive stock options granted over the time period from November 2003 through February 2006, have contractual terms of 10 years and vest in equal amounts over three years from the grant date.

The price at which a share of common stock may be purchased upon exercise of an incentive stock option or a nonqualified stock option is determined by the Board of Directors of the Company (the “Board”), but may not be less than, in the case of incentive stock options, the fair market value of common stock subject to the stock option on the date the stock option is granted.  Option activity for the years ended December 31, 2008, 2007 and 2006, is summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2005	524,512	$6.10	-	$1,910,734
Expired	-	-	-	-
Forfeited	(30,000)	11.37	-	-
Exercised	(193,062)	2.20	-	-
Granted	15,000	24.41	-	-
Balance at December 31, 2006	316,450	$12.12	7.85 years	$6,853,144
Exercisable at December 31, 2006	231,133	$8.45	7.85 years	$5,265,642

Balance at December 31, 2006	316,450	$12.12	7.85 years	$6,853,144
Expired	-	-	-	-
Forfeited	(8,166)	26.46	-	-
Exercised	(94,500)	6.30	-	-
Granted	345,812	28.00	-	-
Balance at December 31, 2007	559,596	$21.27	6.40 years	$1,941,859
Exercisable at December 31, 2007	210,284	$10.37	6.70 years	1,910,734

Balance at December 31, 2007	559,596	$21.27	6.40 years	$1,910,734
Expired	-	-	-	-
Forfeited	(98,917)	13.13	-	-
Exercised	(83,700)	7.12	-	-
Granted	-	-	-	-
Balance at December 31, 2008	376,979	$26.55	5.04 years	$-
Exercisable at December 31, 2008	86,437	21.67	5.36 years	-

            The weighted average grant-date fair value of options granted during the years ended December 31, 2007 and 2006 was $11.62, and $30.10, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was approximately $0.0 million, $1.2 million and $4.6 million, respectively.

Options outstanding at December 31, 2008, expire between January 2009 and February 2016, and have exercise prices ranging from $2.50 to $28.00.

Total compensation expense related to stock options recognized during 2008, 2007 and 2006 totaled $0.6 million, $1.3 million, and $1.4 million, respectively, under SFAS No. 123(R).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model. Expected volatilities are based on a number of factors, including historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination for determining the estimated forfeitures. The Company uses the “shortcut” method described in SAB Topic 14D.2 for determining the expected life used in the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. As the Company has not declared dividends since it became a public entity, no dividend yield is used in the calculation. For the options granted during the second quarter of 2006, under the 2002 Plan, the following criteria were utilized: (i) an average risk free interest rate of 4.5%, (ii) an average volatility of 159% and (iii) an average contractual life of 6.0 years.

Restricted Stock

Restricted stock expense is calculated by multiplying the stock price on the date of award by the number of shares awarded and amortizing this amount over the vesting period of the stock.  This is straight line in the case that the stock vests equally, otherwise it is recognized pro-rata with the percentage of stock vesting in each period.

    The Company recorded compensation expense of approximately $1.3 million or $0.13 per common share,  $2.6 million or $0.31 per common share , and $0.3 million or $0.06 per common share for the years ended December 31, 2008, 2007 and 2006, related to these restricted stock awards whose activity is summarized below:

Number of Shares of Restricted Stock
Balance at December 31, 2005	-
Forfeited	(4,000)
Vested	-
Granted to management	95,000
Granted to non-management employees	83,750
Granted to non-employee directors	15,150
Balance at December 31, 2006	189,900
Forfeited	(6,500)
Vested	(112,948)
Granted to management	53,500
Granted to non-management employees	21,300
Granted to non-employee directors	10,710
Balance at December 31, 2007	155,962
Forfeited	(6,329)
Vested	(70,451)
Granted to management	10,000
Granted to non-management employees	21,186
Granted to non-employee directors	-
Balance at December 31, 2008	110,368

Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, the Company did not recognize any tax benefit related to stock-based compensation expense for the years ended December 31, 2008, 2007 and 2006.

The Company’s future compensation cost related to non-vested stock options and restricted stock not yet recognized at December 31, 2008 is $4.7 million which will be recognized over a weighted average period of 1.56 years.

Employee Retirement Plans

At December 31, 2008, the Company maintained two retirement plans in which the Company’s employees were eligible to participate.

U.S. domestic employees participated in a 401(k) plan in which the Company made matching contributions of approximately $811,800, $645,300 and $85,000 for 2008, 2007 and 2006, respectively, whereby the Company matched 100% on the first 3% of the employee’s contribution and 50% on the second 3% of the employee’s contribution.  2006 was the first year in which matching contributions were made to this plan.

International employees participated in an international retirement plan in which the Company made matching contributions of approximately $224,300, $179,800 and $92,000 for 2008, 2007 and 2006, respectively, whereby the Company matched 100% on the first 3% of the employee’s contribution and 50% on the second 3% of the employee’s contribution.

All employees of the Company paid out of the United States, both domestically and internationally, are eligible to participate effective the first of the month following three months from their hire date.

The Company does not offer pension or other retirement benefits.

NOTE 7: Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting of comprehensive income (loss) and its components in a full set of general purpose financial statements. Comprehensive income (loss) generally represents all changes in stockholders’ equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. The Company has comprehensive income (loss) related to changes in foreign currency to U.S. dollar exchange rates, which is recorded as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net income (loss)	$986	$(15,936)	$(4,176)
Foreign currency translation adjustment	-	(28)	61
Comprehensive loss	$986	$(15,964)	$(4,115)

NOTE 8: Income (Loss) per Common Share

The following table sets forth the computation of basic and diluted loss per common share (in thousands except share and per share data):

	Year Ended December 31,
	2008	2007	2006
Numerator:
Loss applicable to common stockholders	$(5,339)	$(20,802)	$(4,382)
Denominator:
Denominator for basic and diluted loss per common share	10,389,969	8,512,862	5,384,388
Effect of dilutive securities:
Stock options	-	-	-
Warrants	-	-	-
Restricted stock	-	-	-
Convertible preferred stock	-	-	-
Denominator for diluted loss per common share	10,389,969	8,512,862	5,384,388
Loss per common share:
Basic	$(0.51)	$(2.44)	$(0.81)
Diluted	$(0.51)	$(2.44)	$(0.81)

The calculation of diluted loss per common share for the years ended December 31, 2008, 2007 and 2006, excludes options to purchase 376,979 shares, 559,596 shares and 316,450 shares of common stock, respectively; warrants to purchase  514,105 shares, 274,605 shares and 275,605 shares, of common stock, respectively; 110,368  and 155,962  shares of restricted stock for the years ended December 31, 2008 and 2007; and preferred stock convertible into 3,916,290 and 2,475,290 shares of common stock for the years ended December 31, 2008 and 2007, respectively, because the effect would be anti-dilutive.

NOTE 9: Property and Equipment

Property and equipment is comprised of the following (in thousands):

	Estimated	December 31,
	Useful Life	2008	2007
Field operating equipment	3-10 years	$210,937	$165,002
Vehicles	3-10 years	22,034	17,702
Buildings and improvements	6-39 years	6,057	1,076
Software	3-5 years	5,856	4,040
Data processing equipment	5 years	7,630	5,583
Furniture and equipment	3-5 years	603	40
		253,117	193,443
Less: accumulated depreciation and amortization		(64,551)	(53,804)
		188,566	139,639
Land		-	23
Operating equipment and vehicles in-transit or under construction		16,719	37,639
		$205,285	$177,301
The Company reviews the useful life and residual values of property and equipment on an ongoing basis considering the effect of events or changes in circumstances.

 NOTE 10:  Accrued Liabilities

Accrued liabilities include the following (in thousands):

	December 31,
	2008	2007
Accrued operating expenses	$8,417	$9,041
Accrued payroll, bonuses and employee benefits	17,614	13,264
Sales tax payable	967	931
Accrued interest payable	220	384
Preferred dividends	347	217
Other	2,403	2,112
	$29,968	$25,949

NOTE 11:  Income Taxes

 Income (Loss) before income taxes attributable to U.S. and foreign operations are as follows:

	Year ended December 31,
	2008	2007	2006
	(in thousands)
U.S.	$(12,098)	$(6,754)	$(8,320)
Foreign	22,352	(6,930)	7,378
Total	$10,254	$(13,684)	$(942)

The provision for income taxes shown in the consolidated statements of operations consists of current and deferred expense (benefit) as follows:

	Year ended December 31,
	2008	2007	2006
	(in thousands)
Current:
U.S.—federal and state	$1,844	$(571)	$1,279
Foreign	10,342	2,816	1,135
Total current	12,186	2,245	2,414
Deferred:
U.S.—federal and state	15	—	(7)
Foreign	(2,933)	7	827
Total deferred	(2,918)	7	820
Total provision for income taxes	$9,268	$2,252	$3,234

The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory rate to loss before income taxes for the years ended December 31, 2008, 2007 and 2006 as follows:

	Year ended December 31,
	2008	2007	2006
	(in thousands)
U.S. statutory rate	$3,944	$(4,789)	$(330)
Non-deductible expenses	366	182	466
State taxes, net of benefit	420	(399)	595
Effect of foreign tax rate differential	(3,739)	(2,174)	(932)
Foreign withholding taxes	8,628	—	(8)
Return to Accrual Items	(1,675)	—	—
Change in valuation allowance	1,324	9,432	3,443
Total provision for income taxes	$9,268	$2,252	$3,234

	December 31,
	2008	2007
	(in thousands)
Current deferred tax assets:
Allowance for doubtful amounts	$55	$118
Other	179	(45)
Total current deferred tax assets	234	73
Noncurrent deferred tax assets:
Stock-based compensation	288	386

Loss carryforwards—U.S.	48,541	45,775
Loss carryforwards— foreign	19,619	8,982
Debt on foreign subsidiary capital leases	1,887	2,239
Total noncurrent deferred tax assets	70,335	57,382
Total deferred tax assets	$70,569	$57,455
Current deferred tax liabilities:
Property and equipment—foreign	$5,932	$—
Accrued insurance	—	(3)
Total current deferred tax liabilities	5,932	(3)
Noncurrent deferred tax liabilities:
Property and equipment—foreign	3,825	2,395
Property and equipment—U.S.	8,778	5,497
Property—equipment—acquisitions	12,333	12,362
Total noncurrent deferred tax liabilities	24,936	20,254
Total deferred tax liabilities	30,868	20,251
	39,701	37,204
Valuation allowance	(53,309)	(53,725)
Net deferred income taxes	$(13,608)	$(16,521)

The Company assesses the likelihood that deferred taxes will be recovered from the existing deferred tax liabilities or future taxable income in each jurisdiction. To the extent that the Company believes that the Company does not meet the test that recovery is “more likely than not,” the Company establishes a valuation allowance. The Company has recorded valuation allowances for net deferred tax assets since management believes it is “more likely than not’’ that these assets will not be realized. The valuation allowance for deferred tax assets increased by approximately $1.3 million in 2008. The increase in this allowance was primarily due to an increase of US net operating losses.  Any benefit realized from the future reversal of the valuation allowance recorded in connection with the Grant acquisition will be recorded as a reduction first to goodwill, then to intangible assets and then to provision for income taxes.

    At December 31, 2008, the Company had U.S. tax loss carryforwards of approximately $138.7 million and non-U.S. tax loss carryforwards of approximately $65.9 million, which will expire in various amounts beginning in 2011 and ending in 2027.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize net operating loss carryforwards (“NOLs’’) if the Company experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership percentage of certain stockholders in the stock of the corporation by more than 50 percent over a three year period. In the event of an ownership change, utilization of NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company at the time of the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the ownership change.

The Company has undistributed earnings of its foreign subsidiaries. Those earnings are considered to be indefinitely reinvested; accordingly, no provision for U.S. federal and state income tax or for any potential foreign withholding taxes has been provided. Upon repatriation of those earnings, the Company would be subject to both U.S. income taxes and withholding tax payable to the various foreign countries. Determination of the amount of the unrecognized deferred tax liability is not practicable; however, unrecognized foreign tax credits may be available to reduce the U.S. liability.

Through 2007, the Company operated under a tax holiday in Colombia.  However, 2007 was the final year of the holiday and the Company has begun to pay local income taxes in 2008.  Additionally, the Company is operating under a tax holiday in certain parts of Egypt through 2010.

FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, is an interpretation of SFAS No. 109 and prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes on continuing operations in the consolidated statements of income. There were no unrecognized tax benefits as of the date of adoption.  There are no unrecognized tax benefits that if recognized would affect the tax rate for the year ended December 31, 2008. There are no interest or penalties recognized as of the date of adoption or for the year ended December 31, 2008.

NOTE 12:  Related Party Transactions

William R. Ziegler (non-executive Chairman of Board of Directors)

Mr. Ziegler is of counsel to the New York based law firm of Satterlee Stephens Burke & Burke, LLP. During the fiscal years ended December 31, 2008, 2007 and 2006, such firm billed the Company approximately $56,400, $30,300 and $19,000 respectively, for services rendered.

During 2007, the Company performed a seismic survey for Somerset Production Company, LLC (“Somerset”).  The project was bid to Somerset at prevailing market rates and the survey was conducted according to industry standards.  The seismic survey generated revenue of approximately $1.3 million for the Company.  Mr. Zeigler serves as an officer, director and shareholder of Somerset.

    At December 31, 2005, the Company owed approximately $390,000 in consulting fees to Mr. Ziegler pursuant to a three-year consulting agreement which expired on April 25, 2000, which was paid in September 2006.

Steven A. Webster (Director on Board of Directors)

On July 28, 2008, the Company sold 120,000 shares of Series B Senior Convertible Preferred Stock, $10.00 par value (“Series B-2 Preferred Stock”) and warrants to purchase 240,000 shares of Geokinetics common stock to Avista and affiliate of Avista for net proceeds of $29.3 million.  Mr. Webster is a managing partner of Avista.  At December 31, 2008, Avista and an affiliate of Avista held 123,702 shares of the Company’s Series B-2 preferred stock.

On May 11, 2007, in conjunction with the Company’s public equity offering of 4,500,000 shares of common stock, Avista Capital Partners (offshore), purchased 1,000,000 shares at a price of $26.32, which is the public offering price of $28 less underwriting discounts and commissions.

On December 15, 2006, the Company sold 228,683 shares of its Series B preferred stock to Avista, an affiliate of Avista and one other institutional investor, the proceeds of such sale were used to repay the $55.0 million original principal amount under its subordinated loan, together with capitalized and accrued interest. In accordance with the terms and provisions of the Securities Purchase Agreement, dated as of September 8, 2006, by and among the purchasers of the Company’s Series B preferred stock and the Company, Avista received the right to appoint one director to the Company’s board of directors. Robert L. Cabes, Jr. was appointed to the Company’s board of directors on November 2, 2006.  At December 31, 2008, Avista and an affiliate of Avista held 243,572 shares of the Company’s Series B preferred stock.

In September 2006, the Company paid approximately $163,000 in consulting fees to Blackhawk Capital Partners pursuant to an Investment Monitoring Agreement whereby Blackhawk Capital Partners, the managing member of Blackhawk Investors, LLC, was appointed to oversee Blackhawk Investors, LLC’s investment in the Company.  At December 2003, Blackhawk Investors, LLC, had divested itself of its original investment in the Company.  Mr. Webster was a partner of Blackhawk Investors LLC, sole managing partner.

Other

The Company receives food, drink and other catering services for its crews in one of its international locations from a company that is substantially owned by certain employees of the Company.  For the twelve months ended December 31, 2008, 2007 and 2006 the Company spent approximately $6.3 million, $3.0 million and $1.4 million, respectively with this company.  The Company believes that all transactions have been arms-length on terms at least as favorable as market rates.

NOTE 13:  Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. Management is of the opinion that none of the claims and actions will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

At December 31, 2008, the Company has non-cancelable operating leases for office, warehouse space and equipment with remaining terms ranging from approximately one to seven years. Aggregate future minimum lease payments under the various non-cancelable operating leases are as follows (in thousands):

Year Ended December 31,	Amount
2009	$35,365
2010	8,264
2011	1,979
2012	1,644
2013	1,641
Thereafter	-
$48,893

Rental expense in the consolidated financial statements amounted to approximately $81.4 million, $37.3 million, and $22.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company is currently in discussions with one of its international customers regarding certain amounts the Company believes it is owed under a contract with this customer.  The Company believes that the estimated amounts it expects to receive under such contracts are properly reflected in its financial statements and that such estimates are reasonable.  However, if the Company is entirely unsuccessful in its discussions with this customer, the Company could be required to recognize losses of up to $1.0 million in one or more subsequent periods.

NOTE 14:  Significant Risks and Management’s Plans

The liquidity of the Company should be considered in light of the cyclical nature of demand for land and transition zone seismic services. These fluctuations have impacted the Company’s liquidity as supply and demand factors directly affect pricing.

Market

The Company’s ability to meet its obligations depends on its future performance, which in turn is subject to general economic conditions, activity levels in the oil and gas exploration sector, and other factors beyond the Company’s control.  The Company’s ability to sustain profitability in the future is dependent upon several factors, including but not limited to, the following:

Competition

The Company’s products and services are highly competitive and characterized by continual changes in technology. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on the Company’s operations and financial condition.

Technology

Future technological advances could require the Company to make significant capital expenditures to remain competitive. The Company competes in a capital intensive industry. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and the Company expects this trend to continue.

There can be no assurance that manufacturers of seismic equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company’s current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. There can be no assurance that the Company will have the capital necessary to upgrade its equipment to maintain its competitive position or that any required financing therefore will be available on favorable terms. If the Company is unable to raise the capital necessary to update its data acquisition systems to the extent necessary, it may be materially and adversely affected.

NOTE 15:  Major Customers

For the years ended December 31, 2008 and 2006, no individual customer represented more than 10% of total revenue.  For the year ended December 31, 2007, one individual customer represented 12% of total revenue.  For the years ended December 31, 2008, 2007 and 2006, revenue from the top three major customers was approximately $88.0 million, $97.0 million and $35.0 million, representing approximately 19%, 27% and 15% of total revenue, respectively.

NOTE 16:  Concentration of Credit Risk

The Company generally provides services to a relatively small group of key customers that account for a significant percentage of accounts receivable of the Company at any given time. The Company’s key customers vary over time. The Company extends credit to various companies in the oil and gas industry, including its key customers, for the acquisition of seismic data, which results in a concentration of risk. This concentration of credit risk may be affected by changes in the economic or other conditions of the Company’s key customers and may accordingly impact the Company’s overall credit risk.

The Company has cash in banks and short-term investments, including restricted cash, which, at times, may exceed federally insured limits, established in the United States and foreign countries. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and short-term investments.

The Company conducts operations outside the United States in both its seismic data acquisition and data processing segments. These operations expose the Company to market risks from changes in foreign exchange rates. However, to date, the level of activity has not been of a material nature.

NOTE 17:  Management Incentive Program

The Board of Directors has adopted an incentive compensation program, pursuant to which the Company’s senior executives and key employees may earn annual bonus compensation based upon the Company’s performance in relation to its goals.

The Board of Directors will allocate the bonus pool among the participants in the incentive program at its sole discretion, subject to the terms of any employment agreements with the participants in the program and in accordance with established bonus targets.  Bonuses, if any, awarded under the incentive program will be determined by the Board of Directors and paid within 75 days after the end of the fiscal year for which bonuses have been earned.

For the year ended December 31, 2008, minimum criteria for the incentive plan were met. In March 2009, bonuses will be paid to senior executives and key employees under the plan parameters. These bonus amounts, which were accrued for the year ended December 31, 2008, earned based on the Company’s 2008 operating results and incentive program criteria that were approved by the Compensation Committee of the Company’s Board of Directors.  A new incentive compensation program will be in place for 2009.

NOTE 18:  Unaudited Quarterly Financial Data

Summarized quarterly financial data for the years ended December 31, 2008 and 2007 are as follows:

	Quarter Ended 2008
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Revenue	$120,154	$113,579	$123,107	$117,758
Income (loss) from operations	$7,365	$932	$5,465	$2,137
Interest income and interest and debt expense, net	$(1,321)	$(1,456)	$(1,722)	$(1,677)
Net income (loss)	$3,863	$(545)	$1,978	$(4,310)
Income (loss) applicable to common shareholders	$2,587	$(1,846)	$212	$(6,292)
Income (loss) per common share:
Basic	$0.25	$(0.18)	$0.02	$(0.60)
Diluted	$0.24	$(0.18)	$0.02	$(0.60)
Weighted average common shares outstanding:
Basic	10,316	10,355	10,418	10,470
Diluted	10,594	10,355	10,518	10,470

	Quarter Ended 2007
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Revenue	$110,964	$71,604	$89,580	$85,529
Income (loss) from operations	$12,625	$(6,982)	$606	$(6,869)
Interest income and interest and debt expense, net	$(3,887)	$(9,875)	$(413)	$(1,009)
Net income (loss)	$6,304	$(14,246)	$(278)	$(7,716)
Income (loss) applicable to common shareholders	$5,126	$(15,450)	$(1,510)	$(8,968)
Income (loss) per common share:
Basic	$0.89	$(1.95)	$(0.15)	$(0.87)
Diluted	$0.75	$(1.95)	$(0.15)	$(0.87)
Weighted average common shares outstanding:
Basic	5,758	7,918	10,187	10,307
Diluted	8,377	7,918	10,187	10,307

NOTE 19:  Condensed Consolidating Financial Information

On June 26, 2009, the Company filed a "shelf" registration statement with the Securities and Exchange Commission.  Under this registration statement, the Company may sell a combination of securities including senior and subordinated debt securities, common stock, preferred stock and warrants, from time to time in one or more offerings with an aggregate offering price of up to $250 million.  It is expected that debt securities that may be sold would be fully and unconditionally guaranteed, on a joint and several basis, by the parent and guarantor subsidiaries which will correspond to all subsidiaries located in the United States.  The non-guarantor subsidiaries consist of all subsidiaries and branches outside of the United States.

Separate condensed consolidating financial statement information for the parent, guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is as follows:

	December 31, 2008
BALANCE SHEET	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
ASSETS
Current assets	$3,348	$32,299	$115,154	$		$150,801
Property and equipment, net	12,174	168,099	25,012			205,285
Investment in subsidiaries	172,687	32,659	370		(205,716)	-
Intercompany accounts	129,815	(93,365)	(36,450)			-
Other non-current assets	1,038	70,812	11,780			83,630
Total assets	$319,062	$210,504	$115,866		$(205,716)	$439,716

LIABILITIES, MEZZANINE AND STOCKHOLDERS' EQUITY
Current liabilities	$36,670	$37,255	$69,791	$		$143,716
Long term debt and capital lease obligations, net of current portion	57,850					57,850
Deferred Income tax and other non- current liabilities		10,932	2,676			13,608
Total liabilities	94,520	48,187	72,467			215,174
Mezzanine equity	94,862					94,862
Stockholders' equity	129,680	162,317	43,399		(205,716)	129,680
Total liabilities, mezzanine and stockholders' equity	$319,062	$210,504	$115,866		$(205,716)	$439,716

	Year ended December 31, 2008
STATEMENT OF OPERATIONS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net revenues	$	$177,912	$320,276		$(23,590)	$474,598
Equity in earnings of subsidiaries	38,006	18,930			(56,936)

Expenses:
Seismic acquisition and data processing	6,045	121,706	266,077		(23,590)	370,238
Depreciation and amortization	1,549	36,711	10,730			48,990
General and administrative	23,449	6,918	8,974			39,341
Other, net		93	37			130
Total expenses	31,043	165,428	285,818		(23,590)	458,699
Income ( loss) from operations	6,963	31,414	34,458		(56,936)	15,899
Interest expense, net	(5,996)	(440)	260			(6,176)
Other income (expenses), net	19	2,622	(2,110)			531
Income (loss) before income taxes	986	33,596	32,608		(56,936)	10,254
Provision for income Taxes		2,320	6,948			9,268
Net income (loss)	$986	$31,276	$25,660		$(56,936)	$986

	Year ended December 31, 2008
STATEMENT OF CASH FLOWS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net cash provided ( used in) operating activities	$(27,822)	$56,016	$9,403	$		$37,597
Net cash provided ( used in) investing activities	(6,259)	(28,742)	(8,342)			(43,343)
Net cash provided ( used in) financing activities	33,611	(29,629)	(20)			3,962
Net increase ( decrease) in cash	$(470)	$(2,355)	$1,041		$-	$(1,784)

	December 31, 2007
BALANCE SHEET	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
ASSETS
Current assets	$4,993	$50,694	$41,409	$		$97,096
Property and equipment, net	3,933	148,016	25,352			177,301
Investment in subsidiaries	136,795	22,226	366		(159,387)
Intercompany accounts	120,910	(95,001)	(25,909)
Other non current assets	827	72,799	6,298			79,924
Total assets	$267,458	$198,734	$47,516		$(159,387)	$354,321

LIABILITIES, MEZZANINE AND STOCKHOLDERS' EQUITY
Current liabilities	$16,509	$37,689	$30,262	$		$84,460
Long term debt and capital lease obligations, net of current portion	59,058	1,292	2			60,352
Deferred Income taxes and other non current liabilities		14,834	2,784			17,618
Total liabilities	75,567	53,815	33,048			162,430
Mezzanine equity	60,926					60,926
Stockholders' equity	130,965	144,919	14,468		(159,387)	130,965
Total liabilities, mezzanine and stockholders' equity	$267,458	$198,734	$47,516		$(159,387)	$354,321

	Year ended December 31, 2007
STATEMENT OF OPERATIONS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net revenues	$	$182,920	$184,681		$(9,924)	$357,677
Equity in earnings of subsidiaries	15,477	16,752			(32,229)

Expenses:
Seismic acquisition and data processing	2,703	145,751	152,270		(9,924)	290,800
Depreciation and amortization	530	22,409	9,413			32,352
General and administrative	13,145	16,048	6,524			35,717
Other, net	56	(1,974)	1,346			(572)
Total expenses	16,434	182,234	169,553		(9,924)	358,297
Income ( loss) from operations	(957)	17,438	15,128		(32,229)	(620)
Interest expense, net	(15,041)	(251)	108			(15,184)
Other income (expenses), net	62	(3,111)	5,169			2,120
Income (loss) before income taxes	(15,936)	14,076	20,405		(32,229)	(13,684)
Provision for income Taxes		207	2,045			2,252
Net income (loss)	$(15,936)	$13,869	$18,360		$(32,229)	$(15,936)

	Year ended December 31, 2007
STATEMENT OF CASH FLOWS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net cash provided ( used in) operating activities	$(63,526)	$61,451	$7,374	$		$5,299
Net cash provided ( used in) investing activities	365	(53,672)	(1,167)			(54,474)
Net cash provided ( used in) financing activities	52,884	(8,845)	(115)			43,924
Net increase ( decrease) in cash	$(10,277)	$(1,066)	$6,092		$-	$(5,251)

	Year ended December 31, 2006
STATEMENT OF OPERATIONS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net revenues	$	$126,550	$104,300		$(5,667)	$225,183
Equity in earnings of subsidiaries	13,048	4,220			(17,268)

Expenses:
Seismic acquisition and data processing		107,910	83,546		(5,667)	185,789
Depreciation and amortization	20	7,970	4,975			12,965
General and administrative	7,383	5,372	4,770			17,525
Other, net		(2,148)	801			(1,347)
Total expenses	7,403	119,104	94,090		(5,667)	214,932
Income ( loss) from operations	5,645	11,666	10,209		(17,268)	10,251
Interest expense, net	(9,838)	(313)	(668)			(10,819)
Other income (expenses), net	17	(1,579)	1,186			(374)
Income (loss) before income taxes	(4,176)	9,774	10,728		(17,268)	(942)
Provision for income Taxes		1,271	1,962			3,234
Net income (loss)	$(4,176)	$8,503	$8,765		$(17,268)	$(4,176)

	Year ended December 31, 2006
STATEMENT OF CASH FLOWS	Parent	Guarantors	Non-guarantors		Eliminations	Consolidated
Net cash provided ( used in) operating activities	$(51,163)	$26,692	$37,123	$		$12,652
Net cash provided ( used in) investing activities	(97)	(120,692)	(17,081)			(137,870)
Net cash provided ( used in) financing activities	58,687	91,326	(15,392)			134,621
Net increase ( decrease) in cash	$7,427	$(2,674)	$4,650		$-	$9,403

NOTE 20:  Subsequent Events

The Company amended its existing $70 million revolving credit facility with PNC Bank on February 11, 2009.  Among other things, the amended agreement increases the Company’s borrowing base that can come from eligible fixed assets to $55.0 million, up from the original $45.0 million and deferred any reductions to this new amount until June 30, 2009, at which time, the amount of the borrowing base that can come from eligible fixed assets will be reduced by $0.9 million per month until maturity. Once started, the reduction will affect only the amount of the borrowing base that can come from eligible fixed assets and will not reduce the overall amount of the revolver.  Based on the current borrowing base calculation, the Company has immediate access to the maximum availability of $70.0 million reduced by $2.3 million in letters of credit.  As of December 31, 2008, outstanding borrowings on the revolver were $44.0 million.